EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
April 27, 2021	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2021 FIRST QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL) announces its 2021 first quarter results. The results included:
•Net income available to Arch common shareholders of $427.8 million, or $1.05 per share, a 13.9% annualized return on average common equity, compared to $133.7 million, or $0.32 per share, for the 2020 first quarter;
•After-tax operating income available to Arch common shareholders(1) of $239.8 million, or $0.59 per share, a 7.8% annualized return on average common equity, compared to $189.8 million, or $0.46 per share, for the 2020 first quarter;
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums(1) of $188.3 million, including $0.6 million of COVID-19 related losses;
•Favorable development in prior year loss reserves, net of related adjustments(1) of $41.7 million;
•Combined ratio excluding catastrophic activity and prior year development(1) of 81.0%, compared to 84.2% for the 2020 first quarter;
•The percentage of loans in default on U.S. primary mortgage business was 3.86% at March 31, 2021, compared to 4.19% at December 31, 2020;
•Results for the 2021 first quarter reflect a one-time gain of $74.5 million, or $0.18 per share, related to the purchase of a 29.5% stake in Coface. Such amount is reflected in income (loss) from operating affiliates and included in after-tax operating income available to Arch common shareholders;
•Total return on investments(1) of -0.18%;
•Book value per common share of $30.54 at March 31, 2021, a 0.8% increase from December 31, 2020 and a 17.0% increase from March 31, 2020;
•5.3 million shares repurchased at an aggregate cost of $179.3 million;
•Regulatory approvals are ongoing for the announced acquisition of Watford Holdings Ltd. Shareholder approval has been obtained. The Company expects the transaction to close in the second quarter of 2021.

All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results, both (i) on a consolidated basis and (ii) on a consolidated basis excluding the ‘other’ segment (i.e., results of Watford):

(U.S. dollars in thousands)	Consolidated			Consolidated Excluding ‘Other’ Segment (1)
	Three Months Ended March 31,			Three Months Ended March 31,
	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$3,397,206	$2,832,830	19.9	$3,277,293	$2,698,537	21.4
Net premiums written	2,508,457	2,137,246	17.4	2,329,146	1,950,546	19.4
Net premiums earned	1,948,422	1,744,444	11.7	1,800,691	1,604,405	12.2
Underwriting income	185,918	154,050	20.7	198,997	160,060	24.3
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	61.7%	63.9%	(2.2)	60.2%	62.6%	(2.4)
Underwriting expense ratio	29.0%	27.6%	1.4	29.0%	27.9%	1.1
Combined ratio	90.7%	91.5%	(0.8)	89.2%	90.5%	(1.3)

Combined ratio excluding catastrophic activity and prior year development (1)				81.0%	84.2%	(3.2)
(1)    Presentation represents a “non-GAAP” financial measure as defined in Regulation G. Such presentation excludes the results of Watford Holdings Ltd. (“Watford”). Pursuant to GAAP, the Company consolidates the results of Watford in its financial statements, although it only owns approximately 10% of Watford’s outstanding common equity as of March 31, 2021. See ‘Comments on Regulation G’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended
	March 31,
	2021	2020
Net income available to Arch common shareholders	$427,753	$133,714
Net realized (gains) losses	(105,551)	109,364
Equity in net (income) loss of investment funds accounted for using the equity method	(71,686)	4,209
Net foreign exchange (gains) losses	(21,332)	(64,491)
Transaction costs and other	1,274	2,595
Income tax expense (benefit) (1)	9,311	4,365
After-tax operating income available to Arch common shareholders	$239,769	$189,756

Diluted per common share results:
Net income available to Arch common shareholders	$1.05	$0.32
Net realized (gains) losses	(0.25)	0.27
Equity in net (income) loss of investment funds accounted for using the equity method	(0.18)	0.01
Net foreign exchange (gains) losses	(0.05)	(0.16)
Transaction costs and other	0.00	0.01
Income tax expense (benefit) (1)	0.02	0.01
After-tax operating income available to Arch common shareholders	$0.59	$0.46

Weighted average common shares and common share equivalents outstanding — diluted	409,223,253	414,033,570

Beginning common shareholders’ equity	$12,325,886	$10,717,371
Ending common shareholders’ equity	12,316,472	10,587,244
Average common shareholders’ equity	$12,321,179	$10,652,308

Annualized return on average common equity	13.9%	5.0%
Annualized operating return on average common equity	7.8%	7.1%
(1)    Income tax expense (benefit) on net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Each line item in the table above reflects the impact of the Company’s ownership of Watford’s outstanding common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2021 first quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2021. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	% Change

Gross premiums written	$1,415,886	$1,207,645	17.2
Net premiums written	994,839	828,748	20.0
Net premiums earned	819,474	715,919	14.5

Underwriting income (loss)	$18,392	$(28,175)	165.3

Underwriting Ratios			% Point Change
Loss ratio	65.4%	70.8%	(5.4)
Underwriting expense ratio	32.3%	33.1%	(0.8)
Combined ratio	97.7%	103.9%	(6.2)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	5.1%	6.9%	(1.8)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.7)%	(0.1)%	(0.6)
Combined ratio excluding catastrophic activity and prior year development (1)	93.3%	97.1%	(3.8)
(1)See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2021 first quarter were 17.2% higher than in the 2020 first quarter while net premiums written were 20.0% higher than in the 2020 first quarter. The higher level of net premiums written reflected increases across most lines of business, due in part to rate increases, new business opportunities and growth in existing accounts, partially offset by a decrease in travel business, reflecting the ongoing impact of the COVID-19 global pandemic. Net premiums earned in the 2021 first quarter were 14.5% higher than in the 2020 first quarter, and reflect changes in net premiums written over the previous five quarters.
The 2021 first quarter loss ratio reflected 5.1 points of current year catastrophic activity, primarily from winter storms Uri and Viola, compared to 6.9 points in the 2020 first quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.5 points in the 2021 first quarter, compared to 0.2 points in the 2020 first quarter. The 2021 first quarter loss ratio also reflected the effect of rate increases, changes in mix of business and a lower level of attritional losses compared to the 2020 first quarter.
The underwriting expense ratio was 32.3% in the 2021 first quarter, compared to 33.1% in the 2020 first quarter, with the decrease primarily due to growth in net premiums earned.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	% Change

Gross premiums written	$1,471,060	$1,122,519	31.0
Net premiums written	999,112	797,180	25.3
Net premiums earned	644,900	543,460	18.7
Other underwriting income (loss)	(1,198)	2,120	(156.5)

Underwriting income (loss)	$(19,707)	$(9,392)	(109.8)

Underwriting Ratios			% Point Change
Loss ratio	75.2%	79.1%	(3.9)
Underwriting expense ratio	27.7%	22.9%	4.8
Combined ratio	102.9%	102.0%	0.9

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	22.7%	12.7%	10.0
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(3.8)%	(2.0)%	(1.8)
Combined ratio excluding catastrophic activity and prior year development (1)	84.0%	91.3%	(7.3)
(1)See ‘Comments on Regulation G’ for further discussion.
For comparability, premiums written for the reinsurance segment in the 2020 first quarter were affected by the presence of an $88 million loss portfolio transfer contract, written and fully earned in the period in the other specialty line of business. Absent this transaction, gross and net premiums written would have been higher than in the 2020 first quarter by 42.2% and 40.8%, respectively. The growth in net premiums written reflected increases in most lines of business, mainly due to rate increases and new business. Excluding the loss portfolio transfer contract, net premiums earned by the reinsurance segment in the 2021 first quarter were 41.5% higher than in the 2020 first quarter, and reflect changes in net premiums written over the previous five quarters.
The 2021 first quarter loss ratio reflected 24.7 points of current year catastrophic activity, including winter storms Uri and Viola as well as other minor global events. The corresponding impact on the 2020 first quarter results was 12.7 points. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 4.2 points in the 2021 first quarter, compared to 2.1 points in the 2020 first quarter. The 2021 first quarter loss ratio also reflected the effect of rate increases, changes in the mix of business and a lower level of attritional losses compared to the 2020 first quarter. Absent the loss portfolio transfer contract noted above, the 2020 first quarter loss ratio would have been 3.9 points lower than reported.
The underwriting expense ratio was 27.7% in the 2021 first quarter, compared to 22.9% in the 2020 first quarter. The 2020 first quarter ratio reflected a 4.4 point benefit related to the loss portfolio transfer contract noted above and changes in mix of business.

Mortgage Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2021	2020	% Change

Gross premiums written	$391,246	$368,945	6.0
Net premiums written	335,195	324,618	3.3
Net premiums earned	336,317	345,026	(2.5)
Other underwriting income	6,897	4,599	50.0

Underwriting income	$200,312	$197,627	1.4

Underwriting Ratios			% Point Change
Loss ratio	18.9%	19.6%	(0.7)
Underwriting expense ratio	23.5%	24.5%	(1.0)
Combined ratio	42.4%	44.1%	(1.7)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(3.4)%	(1.8)%	(1.6)
Combined ratio excluding prior year development (1)	45.8%	45.9%	(0.1)
(1)See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the mortgage segment in the 2021 first quarter were 6.0% higher than in the 2020 first quarter, while net premiums written were 3.3% higher. The growth in net premiums written primarily reflected growth in Australian single premium mortgage insurance, partially offset by a lower level of U.S. primary mortgage insurance in force on monthly premium policies. Net premiums earned in the 2021 first quarter were 2.5% lower than in the 2020 first quarter, reflecting the decrease in U.S. primary mortgage insurance in force, partially offset by an increase in earnings from Australian single premium policy terminations.
U.S. primary mortgage insurance business generated $27.0 billion of new insurance written (“NIW”) in the 2021 first quarter, compared to $16.8 billion in the 2020 first quarter, with the growth primarily the result of the significant increase in mortgage originations in the market. Monthly premium policies contributed 92.5% of NIW in the 2021 first quarter, compared to 93.5% in the 2020 first quarter.
The 2021 first quarter loss ratio reflected continued elevated delinquency rates, primarily due to financial stress related to the COVID-19 pandemic. The percentage of loans in default on U.S. primary mortgage insurance business was 3.86% at March 31, 2021, compared to 4.19% at December 31, 2020, which reflects continued improvement in new delinquencies received. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the 2021 first quarter loss ratio by 3.2 points, compared to 1.8 points in the 2020 first quarter.
The underwriting expense ratio was 23.5% in the 2021 first quarter, compared to 24.5% in the 2020 first quarter, with the decrease reflecting lower acquisition expenses on U.S. primary mortgage insurance and to a lesser extent international business.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, items related to the Company’s non-cumulative preferred shares, net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, income or loss from operating affiliates and income taxes. Such amounts exclude the results of the ‘other’ segment.
Pre-tax net investment income for the 2021 first quarter was $0.19 per share, or $78.7 million, compared to $0.27 per share, or $113.0 million, for the 2020 first quarter. The annualized pre-tax investment income yield was 1.31% for the 2021 first quarter, compared to 2.20% for the 2020 first quarter, with the decrease primarily due to lower yields available in the financial markets. Total return, a non-GAAP measure, was -0.18% for the 2021 first quarter, compared to -0.86% for the 2020 first quarter. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.
Interest expense for the 2021 first quarter was $34.2 million, compared to $25.2 million for the 2020 first quarter. The higher level of interest expense mainly resulted from the issuance of $1.0 billion of 3.635% senior notes in June 2020.
On a pre-tax basis, net foreign exchange gains for the 2021 first quarter were $21.5 million, compared to net foreign exchange gains for the 2020 first quarter of $63.3 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 8.1% for the 2021 first quarter, compared to 16.2% for the 2020 first quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 10.6% for the 2021 first quarter, consistent with 10.5% for the 2020 first quarter. The Company’s effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction.
During the 2021 first quarter, the Company changed its presentation of ‘income (loss) from operating affiliates’ on its consolidated statements of income for all periods presented to reclass such item from ‘other income (loss)’. The Company also changed its presentation of ‘investment in operating affiliates’ on its consolidated balance sheet for all periods presented to reclass such item from ‘other assets’. Income from operating affiliates for the 2021 first quarter was $75.5 million, or $0.18 per share, compared to $8.5 million, or $0.02 per share, for the 2020 first quarter. Results for the 2021 first quarter reflected a one-time gain of $74.5 million realized from the Company’s recent acquisition of 29.5% stake in Coface, a global trade credit insurer. As a result of equity method accounting rules, approximately $36 million of additional gain was deferred and will be recognized generally over the next five years.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on April 28, 2021. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on April 28, 2021 at 2:00 p.m. Eastern Time until May 5, 2021 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 8299092 for all callers).
Please refer to the Company’s Financial Supplement dated March 31, 2021, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a publicly listed Bermuda exempted company with approximately $15.8 billion in capital at March 31, 2021, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Transaction costs and other include advisory, financing, legal, severance, incentive compensation and other costs related to acquisitions and Watford’s non-recurring listing expenses. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford. Watford has its own management and board of directors that is responsible for its own results and profitability. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford, and the Company’s financial exposure to Watford is limited to its investment in Watford’s senior notes, common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.
Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses, excludes amounts reflected in the ‘other’ segment, and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.
The following tables summarize the Company’s results by segment for the 2021 first quarter and 2020 first quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	March 31, 2021
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$1,415,886	$1,471,060	$391,246	$3,277,293	$216,523	$3,397,206
Premiums ceded	(421,047)	(471,948)	(56,051)	(948,147)	(37,212)	(888,749)
Net premiums written	994,839	999,112	335,195	2,329,146	179,311	2,508,457
Change in unearned premiums	(175,365)	(354,212)	1,122	(528,455)	(31,580)	(560,035)
Net premiums earned	819,474	644,900	336,317	1,800,691	147,731	1,948,422
Other underwriting income (loss)	—	(1,198)	6,897	5,699	411	6,110
Losses and loss adjustment expenses	(535,747)	(484,870)	(63,689)	(1,084,306)	(118,794)	(1,203,100)
Acquisition expenses	(128,222)	(118,025)	(30,082)	(276,329)	(28,152)	(304,481)
Other operating expenses	(137,113)	(60,514)	(49,131)	(246,758)	(14,275)	(261,033)
Underwriting income (loss)	$18,392	$(19,707)	$200,312	198,997	(13,079)	185,918

Net investment income				78,729	20,127	98,856
Net realized gains (losses)				101,336	41,125	142,461
Equity in net income (loss) of investment funds accounted for using the equity method				71,686	—	71,686
Other income (loss)				(1,741)	—	(1,741)
Corporate expenses				(23,468)	—	(23,468)
Transaction costs and other				(1,201)	(715)	(1,916)
Amortization of intangible assets				(14,402)	—	(14,402)
Interest expense				(34,197)	(4,149)	(38,346)
Net foreign exchange gains (losses)				21,505	(1,442)	20,063
Income (loss) before income taxes and income (loss) from operating affiliates				397,244	41,867	439,111
Income tax expense				(38,852)	(8)	(38,860)
Income (loss) from operating affiliates				75,457	—	75,457
Net income (loss)				433,849	41,859	475,708
Dividends attributable to redeemable noncontrolling interests				117	(972)	(855)
Amounts attributable to nonredeemable noncontrolling interests				—	(36,697)	(36,697)
Net income (loss) available to Arch				433,966	4,190	438,156
Preferred dividends				(10,403)	—	(10,403)
Net income (loss) available to Arch common shareholders				$423,563	$4,190	$427,753

Underwriting Ratios
Loss ratio	65.4%	75.2%	18.9%	60.2%	80.4%	61.7%
Acquisition expense ratio	15.6%	18.3%	8.9%	15.3%	19.1%	15.6%
Other operating expense ratio	16.7%	9.4%	14.6%	13.7%	9.7%	13.4%
Combined ratio	97.7%	102.9%	42.4%	89.2%	109.2%	90.7%

Net premiums written to gross premiums written	70.3%	67.9%	85.7%	71.1%	82.8%	73.8%

(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	March 31, 2020
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$1,207,645	$1,122,519	$368,945	$2,698,537	$234,902	$2,832,830
Premiums ceded	(378,897)	(325,339)	(44,327)	(747,991)	(48,202)	(695,584)
Net premiums written	828,748	797,180	324,618	1,950,546	186,700	2,137,246
Change in unearned premiums	(112,829)	(253,720)	20,408	(346,141)	(46,661)	(392,802)
Net premiums earned	715,919	543,460	345,026	1,604,405	140,039	1,744,444
Other underwriting income (loss)	—	2,120	4,599	6,719	133	6,852
Losses and loss adjustment expenses	(507,108)	(430,069)	(67,566)	(1,004,743)	(110,676)	(1,115,419)
Acquisition expenses	(107,337)	(79,606)	(38,536)	(225,479)	(21,804)	(247,283)
Other operating expenses	(129,649)	(45,297)	(45,896)	(220,842)	(13,702)	(234,544)
Underwriting income (loss)	$(28,175)	$(9,392)	$197,627	160,060	(6,010)	154,050

Net investment income				113,028	32,125	145,153
Net realized gains (losses)				(72,109)	(294,851)	(366,960)
Equity in net income (loss) of investment funds accounted for using the equity method				(4,209)	—	(4,209)
Other income (loss)				32	—	32
Corporate expenses				(18,201)	—	(18,201)
Transaction costs and other				(2,595)	—	(2,595)
Amortization of intangible assets				(16,631)	—	(16,631)
Interest expense				(25,245)	(7,310)	(32,555)
Net foreign exchange gains (losses)				63,307	9,364	72,671
Income (loss) before income taxes and income (loss) from operating affiliates				197,437	(266,682)	(69,245)
Income tax expense				(27,945)	—	(27,945)
Income (loss) from operating affiliates				8,516	—	8,516
Net income (loss)				178,008	(266,682)	(88,674)
Dividends attributable to redeemable noncontrolling interests				(57)	(1,096)	(1,153)
Amounts attributable to nonredeemable noncontrolling interests				—	233,944	233,944
Net income (loss) available to Arch				177,951	(33,834)	144,117
Preferred dividends				(10,403)	—	(10,403)
Net income (loss) available to Arch common shareholders				$167,548	$(33,834)	$133,714

Underwriting Ratios
Loss ratio	70.8%	79.1%	19.6%	62.6%	79.0%	63.9%
Acquisition expense ratio	15.0%	14.6%	11.2%	14.1%	15.6%	14.2%
Other operating expense ratio	18.1%	8.3%	13.3%	13.8%	9.8%	13.4%
Combined ratio	103.9%	102.0%	44.1%	90.5%	104.4%	91.5%

Net premiums written to gross premiums written	68.6%	71.0%	88.0%	72.3%	79.5%	75.4%

(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession, including those resulting from COVID-19) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss of key personnel;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases (including COVID-19) on the Company’s business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;
•availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;
•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;
•changes in general economic conditions, including new or continued sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operates, underwrites business or invests;
•a disruption caused by cyber-attacks or other technology breaches or failures on the Company or the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the Tax Cuts and Jobs Act of 2017; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source - Arch Capital Group Ltd.
arch-corporate